PEABODY ENERGY
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.3478

ANDREW P. SLENTZ
Executive Vice President
Chief Human Resources Officer
April 20, 2015
Mr. Gregory H. Boyce
Chairman and CEO
Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101

Dear Greg,

The purpose of this letter (this “Letter”) is to inform you of changes to your compensation effective May 1, 2015 (the “Effective Date”). As of the date hereof, your “CEO Base Salary” (as defined in Section 3(a) of your Amended and Restated Transition Agreement with Peabody Energy Corporation (the “Company”) dated as of May 8, 2014 (your “Transition Agreement”)) is $1,225,660 per annum (your “Current CEO Base Salary”). As of July 1, 2015, your “Executive Chairman Base Salary” (as defined in Section 3(a) of your Transition Agreement) is $900,000 per annum (your “Current Executive Chairman Base Salary”). The Current CEO Base Salary and the Current Executive Chairman Base Salary are referred to herein together as your “Base Salary.” Any capitalized terms not otherwise defined herein shall have the same meaning given to such terms in your Transition Agreement.
As you know, the Transition Agreement extends the Term of Employment set forth in your 2009 Restated Employment Agreement with the Company effective December 31, 2009 (your “Employment Agreement”). Section 3(d) of your Transition Agreement states that in all respects not specifically described otherwise in Sections 3(a), 3(b), or 3(c) of your Transition Agreement, your Base Salary shall be governed by the terms of Section 3.1, 3.2 and 3.3 of your Employment Agreement. Section 3.1 of your Employment Agreement permits a Special Committee of the Board (the “Special Committee”) to review your Base Salary, in good faith, at least annually in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives. The Special Committee may also adjust your Base Salary following such review.
Based upon your request for a temporary reduction of your base salary, the Special Committee reviewed your CEO Base Salary and Executive Chairman Base Salary. Subject to your approval (which shall be evidenced by signing below), beginning on the Effective Date, each of your CEO Base Salary and Executive Chairman Base Salary shall be reduced by ten percent (10%) for the remainder of the 2015 calendar year, so that your Base Salary for the period from May 1, 2015 through June 30, 2015 shall be $1,103,094 per annum (your “New CEO Base Salary”) and your Base Salary from July 1,

Mr. Gregory H. Boyce
April 20, 2015

2015 through December 31, 2015 shall be $810,000 per annum (your “New Executive Chairman Base Salary”). Your New CEO Base Salary and New Executive Chairman Base Salary will each be effective on a prospective basis. Effective as of January 1, 2016, the reduction in Base Salary described in this Letter shall end and the compensation set forth in the Transition Agreement shall once again be in effect.
Notwithstanding the reductions in your Base Salary described above, (a) your target Bonus opportunity for the first six months of calendar year 2015 will be 120% of your Current CEO Base Salary and your maximum Bonus opportunity for such period will be 240% of your Current CEO Base Salary, and (b) your target Bonus opportunity for the last six months of calendar year 2015 will be 100% of your Current Executive Chairman Base Salary and your maximum Bonus opportunity for such period will be 200% of your Current Executive Chairman Base Salary, each as described in Section 3(b) of your Transition Agreement (and, if applicable, Section 4(d)(iii) of the Transition Agreement).
Your New CEO Base Salary and New Executive Chairman Base Salary, as applicable, will be used to determine your eligibility for benefits and perquisites under Section 3(e) of your Transition Agreement and Section 4 of your Employment Agreement.
Additionally, by signing this Letter, you agree that the reduction in your Base Salary described in this Letter shall not mean that the Company is failing to provide you with any payment or employee benefit or perquisite due pursuant to your Transition Agreement. Furthermore, you agree that the changes described in this Letter constitute an amendment to your Transition Agreement. Except as modified hereby, your Transition Agreement and the surviving provisions of your Employment Agreement remain in full force and effect.
Greg, thank you for your display of leadership and recognition of the Company’s situation in these challenging times. Please indicate your agreement to, and acknowledgement of, the changes described in this Letter by signing below.
Sincerely,

/s/ William Coley
William Coley
Chairman of the Compensation Committee of the Board of Directors of Peabody Energy Corporation

Agreed to and accepted this 21st day of April, 2015.

By:	/s/ Gregory H. Boyce
Gregory H. Boyce